UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2017 (December 5, 2017)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-32367	80-0000545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1099 18th Street, Suite 2300

Denver, Colorado 80202

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: 303-239-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On December 5, 2017, Bill Barrett Corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”) in connection with the issuance and sale of 21,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) in a public offering. The closing of the sale of the Shares occurred on December 8, 2017, at a purchase price per share paid to the Company of $4.7875 (the offering price to the public of $5.00 per share minus the Underwriters’ discount of $0.2125 per share). Pursuant to the Underwriting Agreement, the Company granted the Underwriters an option to purchase up to an additional 3,150,000 shares of common stock for a period of 30 days from the date of the Prospectus (as defined in the Underwriting Agreement). The net proceeds from the offering, not including any option shares, will be approximately $100.3 million, after deducting the underwriting discount and other offering expenses payable by the Company.

The Shares were offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-205230), previously filed with the Securities and Exchange Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make due to any such liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the Underwriting Agreement has been included as an exhibit to this report to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made solely for purposes of the offering described above and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to the Company, for which they have received customary compensation. The Underwriters and their affiliates may provide similar services in the future. In particular, affiliates of certain of the underwriters are lenders under the Company’s revolving credit facility and an affiliate of J.P. Morgan Securities LLC is the administrative agent under the Company’s revolving credit facility. In addition, from time to time, the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The legal opinion of Davis Graham & Stubbs LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 3.02.	Unregistered Shares of Equity Securities.

As previously reported, on December 4, 2017, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with an unaffiliated third party that holds outstanding 7% Senior Notes due 2022 issued by the Company (the “7% Senior Notes”). Pursuant to the Exchange Agreement, the Company agreed to acquire $50 million aggregate principal amount of 7% Senior Notes in exchange for the issuance to the holder of 10,863,083 shares of the Company’s common stock.

The issuance of shares of common stock pursuant to the Exchange Agreement will be effected in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, by and between Bill Barrett Corporation and J.P. Morgan Securities LLC, dated as of December 5, 2017.

5.1	Opinion of Davis, Graham & Stubbs LLP.

23.1	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2017

BILL BARRETT CORPORATION

By:	/s/ Kenneth A. Wonstolen
Name: Kenneth A. Wonstolen Title: Senior Vice President – General Counsel and Secretary